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                                                                   Exhibit 23.1






                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements pertaining to the Nonqualified Stock Option Plan of IMCO Recycling Inc.
(Form S-8 No. 33-26641), the IMCO Recycling Inc. Amended and Restated Stock Option Plan (Form S-8 No. 33-34745), the IMCO Recycling Inc. 1992 Stock Option Plan (Form S-8 Nos. 333-76780, 333-00075, and 333-71339), the IMCO Recycling
Inc. Annual Incentive Program (Form S-8 Nos. 333-07091 and 333-71335), the IMCO Recycling Inc. Employee Stock Purchase Plan (Form S-8 No. 333-81949), and the 2000 Restricted Stock Plan (Form S-8 No. 333-55962) of our report dated January 31, 2001, with respect to the financial statements of IMCO Recycling included in the Annual Report (10-K) for the year ended December 31, 2000.






                                         /s/ ERNST & YOUNG LLP





March 20, 2001
Dallas, Texas